EXHIBIT 16.1

March 30, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

RE:      League Now Holdings Corporation

File Ref. No. 333-148987

We have read the statements of League Now Holdings Corporation pertaining to our firm included under Item 4.01 of Form 8-K dated March 29, 2011 and agree with such statements as they pertain to our firm, except in the second sentence of paragraph one, the audit opinion included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Regards,

WEBB & COMPANY, P.A.
Certified Public Accountants

1500 Gateway Boulevard, Suite 202 • Boynton Beach, FL 33426 Telephone: (561) 752-1721 • Fax:(561)734-8562 www.cpawebb.com